U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2018

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

001-35023

(Commission File Number)

26-2797813

(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (302) 355-0650

                                             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐ Emerging growth company

Item 8.01	Other Events.

On May 31, 2018, iBio, Inc. (the “Company”) announced the approval by its board of directors of a one-for-ten (1:10) reverse split of the Company’s common stock, which is expected to become effective on Friday, June 8, 2018, pursuant to the filing and effectiveness of a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended (the “Certificate of Amendment”). It is anticipated that the Company’s common stock will begin trading on a reverse splitadjusted basis when the market opens on Monday, June 11, 2018.

On January 4, 2018, the Company received written notice from the NYSE American that, due to the Company’s current low selling share price, the Company’s continued listing on the NYSE American is predicated on the Company effecting a reverse stock split or otherwise demonstrating sustained improvement in its share price within a reasonable period of time, which the NYSE American has determined to be no later than July 5, 2018.

To regain compliance with the NYSE American’s listing standards, the Company held a special meeting of its stockholders on April 23, 2018, at which the stockholders approved a proposal to effect an amendment to the Company’s certificate of incorporation, as amended, to implement a reverse stock split at a ratio to be determined by the Company’s Board of Directors in a range not less than one-for-two (1:2) and not greater than one-for-ten (1:10).

On May 23, 2018, the Company’s board of directors approved the implementation of a reverse stock split at a ratio of one-for-ten (1:10) shares of the Company’s common stock. Upon the filing and effectiveness of the Certificate of Amendment, each one (1) share of the Company’s common stock either issued and outstanding or held by the Company in its treasury immediately prior to the effective time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the Company’s common stock.

The number of the Company’s outstanding shares of common stock will be reduced from approximately 115.9 million shares to approximately 11.6 million shares upon the effectiveness of the reverse stock split. The reverse split will also apply to common stock issuable upon the exercise of the Company’s outstanding stock options. The reverse stock split will not affect the par value of the Company’s common stock or the shares of common stock the Company is authorized to issue under its Certificate of Incorporation, as amended.

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged, will be entitled, upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof.

The Company’s transfer agent, Continental Stock Transfer & Trust, will provide instructions to stockholders regarding the process for exchanging shares.

A copy of the press release announcing these events is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated May 31, 2018 issued by iBio, Inc.*

*Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.

Date: May 31, 2018	By:	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman and CEO